EXHIBIT 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2013 First Quarter Earnings of $3.4 Million or $0.16 per share

Business Editors—New York—(Business Wire—April 15, 2013)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank (“INB”), today reported that its net earnings for the first quarter of 2013 (“Q1-13”) increased to $3.4 million, or $0.16 per common share, from $2.8 million, or $0.13 per common share, for the first quarter of 2012 (“Q1-12”). The $0.6 million increase in net earnings was driven by a $1.0 million credit for loan losses and a $1.4 million decrease in net real estate expenses. These items were largely offset by a $0.9 million decrease in net interest and dividend income, a $0.4 million decrease in noninterest income, a $0.4 million increase in income tax expense and a $0.1 million increase in the provision for real estate losses.

Key points regarding the quarter’s results follow:

•

A credit for loan losses of $1.0 million was recorded in Q1-13, compared to no provision for loan losses in Q1-12. The credit was the result of $1.1 million of recoveries of prior loan charge offs (from settlements of various litigation on two foreclosure actions commenced prior to 2011).

•

Expenses, net of rental income, associated with real estate owned through foreclosure (“REO”) totaled $0.5 million in Q1-12, compared to net income of $0.9 million in Q1-13. The amount for Q1-13 included a $1.5 million recovery of real estate expenses from prior periods associated with one property (that was sold in 2008) due to the litigation settlement noted above.

•

Net interest and dividend income decreased to $9.0 million in Q1-13, from $9.9 million in Q1-12, primarily due to a planned reduction in INB’s assets. The decrease in assets contributed to a significant increase in INB’s regulatory capital ratios. The net interest margin (exclusive of loan prepayment income) improved to 2.37% in Q1-13, from 2.16% in Q1-12.

•

Noninterest income decreased to $0.7 million in Q1-13, from $1.1 million in Q1-12. The decrease was due to $0.2 million of less income from loan prepayments and other lending fees, and a $0.2 million increase in security impairment charges.

•	Income tax expense increased to $3.1 million in Q1-13, from $2.7 million in Q1-12 due to higher pre-tax income.

•	A provision for real estate losses of $0.6 million was recorded in Q1-13, compared to $0.5 million in Q1-12.

•

Operating expenses for Q1-13 totaled $4.2 million, unchanged from Q1-12 as a $0.1 million increase in salaries and benefits expense was offset by a $0.1 million decrease in FDIC insurance expense. The Company’s efficiency ratio (which measures its ability to control expenses as a percentage of revenues) continued to be favorable but increased slightly to 42% in Q1-13, from 38% in Q1-12.

•

Nonaccrual loans decreased to $41 million at March 31, 2013, from $46 million at December 31, 2012. Nonaccrual loans include certain restructured loans (“TDRs”) that are current as to payments and performing in accordance with their renegotiated terms, but are required to be reported nonaccrual based on regulatory guidance. At March 31, 2013, such loans totaled $33 million compared to $36 million at December 31, 2012. These loans were yielding 4.82% at March 31, 2013.

•

REO increased to $18.3 million at March 31, 2013, from $15.9 million at December 31, 2012, reflecting the addition of one property for $3.0 million, partially offset by $0.6 million of write-downs (recorded as a provision for real estate losses) in the carrying value of several properties.

•	New loan originations for Q1-13 increased to $62 million, from $50 million in Q1-12. Total loan repayments increased to $86 million in Q1-13, from $57 million in Q1-12.

•	Book value per common share (after subtracting preferred dividends in arrears) was $8.48 at March 31, 2013 and $8.44 at December 31, 2012.

As previously announced, on March 21, 2013, INB’s primary regulator, the Office of the Comptroller of the Currency, terminated its Formal Agreement with INB and INB is no longer subject to any related operating restrictions. INB is also no longer subject to heightened regulatory capital requirements which had been in effect since February 2010. INB’s regulatory capital ratios at March 31, 2013 were as follows: Tier One Leverage—15.55%; Tier One Risk-Based—20.90%; and Total Risk-Based Capital—22.17%, well above the minimum requirements to be considered a well-capitalized institution. As of March 31, 2013, Intervest Bancshares Corporation (“IBC”) remained subject to its written agreement with the Federal Reserve Bank of New York (the “FRB”) and the restrictions contained therein.

The U.S. Treasury is currently conducting periodic, individual auctions of TARP securities it owns, including those of IBC. IBC is exploring opportunities to repurchase its TARP securities held by the Treasury through such auctions. In order to repurchase the securities, IBC would need to first repay $6.7 million of accrued interest on its $55 million of outstanding junior subordinated debentures as well as approximately $4.6 million of dividends in arrears on its $25 million of preferred stock held by the Treasury. Both IBC and INB have received approvals from their regulators to undertake the necessary steps, including making a necessary one-time cash dividend payment from INB to IBC of $31 million, to permit IBC to participate in such auctions and make a bid to purchase its securities. IBC would use INB’s cash dividend and a large portion of its $8.5 million of available cash on hand at March 31, 2013 to fund the foregoing actions. IBC expects to make a bid in the second quarter of 2013.

The $0.9 million decrease in net interest and dividend income was due to INB’s smaller balance sheet, partially offset by a higher net interest margin. In Q1-13, total average interest-earning assets decreased by $308 million from Q1-12, reflecting decreases of $68 million in loans and $240 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $306 million and $13 million, respectively, while average stockholders’ equity increased by $14 million. The net interest margin increased by 21 basis points, reflecting an 18 basis point improvement in the interest rate spread and a higher ratio of interest-earning assets to interest-bearing liabilities, or an $11 million increase in net earning assets. The higher spread was due to a steady reduction since 2010 in rates paid on deposits and the run-off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at significantly lower market interest rates. Overall, the average cost of funds decreased by 41 basis points to 2.13% in Q1-13, from 2.54% in Q1-12, while the average yield on earning assets decreased at a slower pace or by 23 basis points to 4.27% in Q1-13, from 4.50% in Q1-12.

Total assets at March 31, 2013 decreased to $1.63 billion from $1.67 billion at December 31, 2012, primarily reflecting a $35 million decrease in security investments and a $26 million decrease in loans, partially offset by a $24 million increase in cash and short-term investments to $84 million, a significant portion of which is expected to be used for the purposes noted earlier.

Securities held to maturity decreased to $409 million at March 31, 2013 from $444 million at December 31, 2012, reflecting calls of securities exceeding new purchases. The bulk of the resulting proceeds were used to fund planned deposit outflow. At March 31, 2013, the securities portfolio, which represented 25% of total assets and was comprised almost entirely of U.S. government agency debt ($327 million) and residential mortgage-backed pass-through securities ($78 million), had a weighted-average expected yield, remaining life and remaining contractual maturity of 1.06%, 2.4 years and 6.9 years, respectively.

Loans totaled $1.08 billion at March 31, 2013, compared to $1.11 billion at December 31, 2012. The decrease reflected $77.6 million of payoffs, $8.1 million of amortization, $0.1 million of chargeoffs and $3.0 million of transfers to REO, mostly offset by $61.6 million of new loans and $1.2 million of recoveries of prior loan charge offs. Loans paid off had a weighted-average yield of 6.14%. New loans in Q1-13, nearly all with fixed interest rates, had a weighted-average yield, term and loan-to-value ratio of 4.60%, 5.1 years and 58%, respectively, compared to 4.83%, 5.5 years and 60%, respectively, in Q1-12.

Nonaccrual loans and REO aggregated to $59 million, or 3.6% of total assets, at March 31, 2013, compared to $62 million, or 3.7%, at December 31, 2012. Nonaccrual loans totaled $41 million at March 31, 2013, down from $46 million at December 31, 2012. Nonaccrual loans included $33 million (8 loans) and $36 million (10 loans) of TDRs that were current at each date, respectively.

The allowance for loan losses at March 31, 2013 was $28.2 million, representing 2.61% of total net loans, compared to $28.1 million, or 2.54%, at December 31, 2012. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $5.8 million and $5.9 million, respectively.

At March 31, 2013, the Company had a consolidated deferred tax asset totaling $26 million, which included remaining unused NOL and AMT credit carryforwards totaling $10 million for Federal tax purposes and $40 million for State and Local tax purposes. These carryforwards are available to reduce taxes payable on future taxable income.

Deposits at March 31, 2013 decreased to $1.32 billion from $1.36 billion at December 31, 2012, primarily reflecting a $30 million decrease in CD accounts, of which $8 million were brokered. At March 31, 2013, there were $70 million of brokered CDs outstanding with a rate of 4.89%, of which $33 million mature within one year.

Borrowed funds and related interest payable at March 31, 2013 increased to $63.4 million, from $62.9 million at December 31, 2012, due to a $0.5 million increase in accrued interest payable on outstanding junior subordinated debentures (TRUPs). Stockholders’ equity increased to $215 million at March 31, 2013 from $211 million at December 31, 2012, primarily due to $3.9 million of net earnings before preferred dividend requirements. Since February 2010, as required by the FRB and as permitted by the underlying documents, IBC has suspended the payment of interest on its TRUPs as well as the declaration and payment of dividends on $25 million of its preferred stock held by the Treasury.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended March 31,
Selected Operating Data:	2013	2012
Interest and dividend income	$16,249	$20,698
Interest expense	7,245	10,740
Net interest and dividend income	9,004	9,958
(Credit) provision for loan losses	(1,000)	-
Noninterest income	743	1,125
Noninterest expenses:
Provision for real estate losses	629	511
Real estate (income) expenses, net	(986)	460
Operating expenses	4,138	4,164
Earnings before income taxes	6,966	5,948
Provision for income taxes	3,075	2,694
Net earnings before preferred dividend requirements	3,891	3,254
Preferred dividend requirements (1)	462	444
Net earnings available to common stockholders	$3,429	$2,810
Basic and diluted earnings per common share	$0.16	$0.13
Average shares used for basic earnings per share	21,832,200	21,493,518
Average shares used for diluted earnings per share (2)	21,854,455	21,493,518
Common shares outstanding at end of period	21,925,089	21,590,689
Common stock options/warrants outstanding at end of period (2)	1,069,022	1,085,022
Yield on interest-earning assets	4.27%	4.50%
Cost of funds	2.13%	2.54%
Net interest margin (3)	2.37%	2.16%
Return on average assets (annualized)	0.95%	0.67%
Return on average common equity (annualized)	8.29%	7.46%
Effective income tax rate	44%	45%
Efficiency ratio (4)	42%	38%
Average loans outstanding	$1,096,881	$1,165,330
Average securities outstanding	435,611	678,844
Average short-term investments outstanding	10,869	7,664
Average assets outstanding	1,638,065	1,945,130
Average interest-bearing deposits outstanding	$1,325,942	$1,631,664
Average borrowings outstanding	56,702	70,356
Average stockholders’ equity	212,510	198,746

	At Mar 31,	At Dec 31,	At Sep 30,	At Jun 30,	At Mar 31,
Selected Financial Condition Information:	2013	2012	2012	2012	2012
Total assets	$1,627,787	$1,665,792	$1,751,880	$1,862,110	$1,909,052
Cash and short-term investments	83,945	60,395	94,268	122,378	89,839
Securities held to maturity	409,184	443,777	440,002	535,056	590,959
Loans, net of unearned fees	1,081,482	1,107,466	1,155,171	1,137,780	1,155,437
Allowance for loan losses	28,210	28,103	28,382	28,844	29,169
Allowance for loan losses/net loans	2.61%	2.54%	2.46%	2.54%	2.52%
Deposits	1,318,215	1,362,619	1,432,209	1,554,615	1,599,653
Borrowed funds and accrued interest payable	63,373	62,930	69,487	72,528	72,064
Preferred stockholder’s equity	24,720	24,624	24,528	24,431	24,335
Common stockholders’ equity	190,545	186,323	182,580	179,690	176,716
Common book value per share (5)	8.48	8.44	8.28	8.16	8.04
Loan chargeoffs for the quarter	$115	$676	$548	$498	$1,430
Loan recoveries for the quarter	1,222	397	86	173	184
Real estate chargeoffs for the quarter	-	1,124	3,642	-	-
Security impairment writedowns for the quarter	366	425	-	-	157
Nonaccrual loans (6)	$40,931	$45,898	$47,957	$50,643	$53,208
Real estate owned, net of valuation allowance	18,334	15,923	21,858	26,370	27,767
Investment securities on a cash basis	3,292	3,721	4,221	4,221	4,221
Accruing troubled debt restructured (TDR) loans (7)	13,906	20,076	14,167	14,596	8,980
Loans 90 days past due and still accruing	5,916	4,391	6,503	5,290	2,798
Loans 60-89 days past due and still accruing	-	-	15,477	1,902	6,303
Loans 31-59 days past due and still accruing	12,998	15,497	50	-	11,840
(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 928,112 shares and 1,085,622 shares were not dilutive for the 2013 and 2012 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.54% and 2.37%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less preferred dividends in arrears of $4.6 million, $4.2 million, $3.8 million, $3.5 million and $3.1 million, respectively, divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status of $33 million, $36 million, $39 million, $39 million and $44 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At March 31, 2013, all loans were performing and were yielding approximately 5%. One loan in the amount of $2.1 million matured and was in the process of renewal at March 31, 2013. Such loan was also included in the “Loans 90 days past due and still accruing” category.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009
Balance Sheet Highlights:
Total assets	$1,627,787	$1,665,792	$1,969,540	$2,070,868	$2,401,204
Cash and short-term investments	83,945	60,395	29,863	23,911	7,977
Securities held to maturity	409,184	443,777	700,444	614,335	634,856
Loans, net of unearned fees	1,081,482	1,107,466	1,163,790	1,337,326	1,686,164
Allowance for loan losses	28,210	28,103	30,415	34,840	32,640
Allowance for loan losses/net loans	2.61%	2.54%	2.61%	2.61%	1.94%
Deposits	1,318,215	1,362,619	1,662,024	1,766,083	2,029,984
Borrowed funds and accrued interest payable	63,373	62,930	78,606	84,676	118,552
Preferred stockholder’s equity	24,720	24,624	24,238	23,852	23,466
Common stockholders’ equity	190,545	186,323	173,293	162,108	190,588
Common book value per share (1)	8.48	8.44	8.07	7.61	23.04
Market price per common share	5.88	3.89	2.65	2.93	3.28
Asset Quality Highlights
Nonaccrual loans	$40,931	$45,898	$57,240	$52,923	$123,877
Real estate owned, net of valuation allowance	18,334	15,923	28,278	27,064	31,866
Investment securities on a cash basis	3,292	3,721	4,378	2,318	1,385
Accruing troubled debt restructured loans (2)	13,906	20,076	9,030	3,632	97,311
Loans 90 days past due and still accruing	5,916	4,391	1,925	7,481	6,800
Loans 31-89 days past due and still accruing	12,998	15,497	28,770	11,364	5,925
Loan chargeoffs	115	3,152	9,598	100,146	8,103
Loan recoveries	1,222	840	155	883	1,354
Real estate chargeoffs	—	4,766	—	15,614	—
Impairment writedowns on security investments	366	582	201	1,192	2,258
Statement of Operations Highlights:
Interest and dividend income	$16,249	$77,284	$92,837	$107,072	$123,598
Interest expense	7,245	38,067	50,540	62,692	81,000
Net interest and dividend income	9,004	39,217	42,297	44,380	42,598
(Credit) provision for loan losses	(1,000)	—	5,018	101,463	10,865
Noninterest income	743	6,194	4,308	2,110	297
Noninterest expenses:
Provision for real estate losses	629	4,068	3,349	15,509	2,275
Real estate (income) expenses, net	(986)	2,146	1,619	4,105	4,945
Operating expenses	4,138	16,668	15,861	19,069	19,864
Earnings (loss) before income taxes	6,966	22,529	20,758	(93,656)	4,946
Provision (benefit) for income taxes	3,075	10,307	9,512	(40,348)	1,816
Net earnings (loss) before preferred dividend requirements	3,891	12,222	11,246	(53,308)	3,130
Preferred dividend requirements (3)	462	1,801	1,730	1,667	1,632
Net earnings (loss) available to common stockholders	$3,429	$10,421	$9,516	$(54,975)	$1,498
Basic earnings (loss) per common share	$0.16	$0.48	$0.45	$(4.95)	$0.18
Diluted earnings (loss) per common share	$0.16	$0.48	$0.45	$(4.95)	$0.18
Average common shares used to calculate:
Basic earnings (loss) per common share	21,832,200	21,566,009	21,126,187	11,101,196	8,270,812
Diluted earnings (loss) per common share	21,854,455	21,568,196	21,126,187	11,101,196	8,270,812
Common shares outstanding	21,925,089	21,589,589	21,125,289	21,126,489	8,270,812
Other ratios:
Net interest margin (4)	2.37%	2.29%	2.18%	2.11%	1.83%
Return on average assets	0.95%	0.66%	0.56%	-2.42%	0.13%
Return on average common equity	8.29%	6.82%	6.74%	-32.20%	1.65%
Effective income tax rate	44%	46%	46%	43%	37%
Efficiency ratio (5)	42%	37%	34%	41%	46%
(1)	Represents common stockholders’ equity less preferred dividends in arrears ($4.6 million at March 31, 2013, $4.2 million at December 31, 2012 and $2.8 million at December 31, 2011) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments. At March 31, 2013, all loans were performing and were yielding approximately 5%. One loan in the amount of $2.1 million matured and was in the process of renewal at March 31, 2013. Such loan was also included in the “Loans 90 days past due and still accruing” category.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.54%, 2.59%, 2.31%, 2.17% and 1.89%, respectively.
(5)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.